EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release January 22, 2008
Contact: Don Jennings, President, or Clay Hulette, Vice President
            (502) 223-1638
            216 West Main Street
            P.O. Box 535
            Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

      Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $211,000, or $0.03 per diluted share, for the three months ended December 31, 2007, compared to $204,000, or $0.03 per diluted share, for the three months ended December 31, 2006, an increase of $7,000 or 3.4% period to period. Net earnings for the six months ended December 31, 2007, were $363,000, or $0.05 per diluted share, compared to $438,000 or $0.06 per diluted share for the six months ended December 31, 2006.

      The increase in net earnings for the quarter ended December 31, 2007 was primarily attributable to a reduction in general, administrative and other expense, which decreased $31,000 or 2.9% period to period. Somewhat offsetting the decrease in general, administrative and other expense was a decrease in net interest income. Net interest income decreased $15,000, or 1.1%, for the recently ended quarterly period.

      At December 31, 2007, assets had decreased $2.8 million, or 1.0%, to $266.1 million compared to $268.9 million at June 30, 2007. This decrease was attributed primarily to a decrease in investment securities of $10.7 million, or 14.6%, which totaled $62.3 million at December 31, 2007. The decrease in investment securities was a result of maturities and/or calls of approximately $10.0 million in investment securities. Somewhat offsetting the decrease in investment securities was an increase of $8.2 million or 4.9% in loans receivable.

      At December 31, 2007, the Company reported its book value per share as $7.86.

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

      Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2007, the Company had approximately 8,124,000 shares outstanding of which approximately 58.2% was held by First Federal MHC.

SUMMARY OF FINANCIAL
HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	December 31,	June 30,
	2007	2007
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$2,160	$2,720
Investment Securities	62,321	73,004
Loans Available for Sale	124	--
Loans Receivable, net	174,352	166,156
Other Assets	27,154	27,036
Total Assets	$266,111	$268,916

Liabilities
Deposits	$136,991	$139,893
FHLB Advances	66,146	65,132
Other Liabilities	2,157	2,446
Total Liabilities	205,294	207,471
Shareholders' Equity	60,817	61,445
Total Liabilities and Equity	$266,111	$268,916
Book Value Per Share	$7.86	$7.82

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest Income	$6,737	$6,408	$3,393	$3,191
Interest Expense	4,173	3,652	2,080	1,863
Net Interest Income	2,564	2,756	1,313	1,328
Provision for Losses on Loans	-	-	-	-
Other Operating Income	88	83	43	47
General, Administrative, and Other Expense	2,123	2,195	1,046	1,077
Earnings Before Federal Income Taxes	529	644	310	298
Federal Income Taxes	166	206	99	94
Net Earnings	$363	$438	$211	$204

Basic Earnings Per Share	$0.05	$0.06	$0.03	$0.03
Diluted Earnings Per Share	$0.05	$0.06	$0.03	$0.03
Dividends Per Share	$0.20	$0.20	$0.10	$0.10
Weighted average outstanding shares:
Basic	7,781,376	8,161,113	7,745,436	8,178,356
Diluted	7,781,376	8,161,113	7,745,436	8,178,356